EXHIBIT 16.1

Letter from BDO Seidman, LLP

April 4, 2005

Mr. William D. Corneliuson, Audit Committee Chair
Mr. Timothy O’Malley, President and Chief Financial Officer
Medwave, Inc.
435 Newbury Street, Suite 206
Danvers, MA 01923

Dear Messrs. Corneliuson and O’Malley:

This letter is to confirm that the client-auditor relationship between Medwave, Inc. (Commission File Number 0-28010) and BDO Seidman, LLP has ceased.

Sincerely,

/s/ Joseph D. Cronin

Joseph D. Cronin
Partner
BDO Seidman, LLP

cc:	Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549